Exhibit 99.1

Pulse Electronics Corporation Reports Strong Third Quarter Results

Net Sales and Operating Profit Exceed Expectations

Company Generates Strong Cash Flow from Operations and Strengthens Balance Sheet

PHILADELPHIA--(BUSINESS WIRE)--November 8, 2010--Pulse Electronics Corporation (formerly Technitrol, Inc.) (NYSE:TNL), a leading provider of electronic components, today reported results for its third quarter ended October 1, 2010.

Third Quarter Highlights

  Net sales grew to $122.0 million from $101.4 million in the prior-year quarter primarily due to robust growth in the Network and Power product groups.
  Operating profit according to U.S. GAAP was $8.1 million in the quarter.
  Non-GAAP operating profit was $8.7 million versus $4.3 million in the prior-year quarter. (Non-GAAP operating profit excludes non-cash stock-based compensation expenses and accelerated depreciation in the current quarter, as well as severance and impairment in the prior-year quarter. See page 8 for a reconciliation of U.S. GAAP results and non-GAAP measures.)
  Non-GAAP operating profit margin increased to 7.1 percent in the quarter from 4.2 percent in the prior-year quarter.
  U.S. GAAP diluted earnings per share from continuing operations were $0.18 in the quarter.
  Non-GAAP diluted earnings per share from continuing operations were $0.19 compared with $0.12 in the prior-year quarter.
  Total debt declined $44.5 million in the quarter to $82.2 million at October 1, 2010.
  Cash flow from operations was $12.3 million in the quarter.

“We delivered another strong quarter, generating revenue and operating profit that exceeded our expectations,” said interim Chief Executive Officer and Chief Financial Officer Drew Moyer. “Our performance reflects solid execution of our strategies. In particular, we capitalized on growth opportunities in the network and power markets. We completed the sale of AMI Doduco and used the proceeds to strengthen our balance sheet.

“We are now a pure-play electronic components provider. As we announced this morning, our new name, Pulse Electronics Corporation, reflects that focus. We are moving rapidly to complete the integration of the operating and holding companies and to simplify our business structure. More importantly, we have a single-minded focus to serve our customers, to generate strong organic growth and to increase value for our shareholders.”

Third Quarter Operating Performance

Net sales increased 20.3 percent to $122.0 million in the quarter from $101.4 million in the prior-year quarter primarily due to continued strong demand for network and power products, which were partially offset by lower wireless sales. The third quarter of 2010 included 14 weeks compared with the customary 13 weeks in the prior-year quarter.

Cost of sales was $88.9 million in the quarter versus $74.2 million in the prior-year quarter. The Company’s gross profit margin improved to 27.1 percent in the quarter from 26.9 percent in the prior-year quarter. The margin improvement reflects strong demand for network and power products that led to solid labor and capacity utilization in those businesses. The improvement also reflects a migration to lower-cost labor areas in China. These gains were partially offset by higher wage rates compared with the prior year and lower demand for wireless products.

Total selling, general and administrative expenses increased to $25.0 million in the quarter from $23.4 million in the third quarter of 2009. This increase was due primarily to higher sales commissions and legal costs related to a patent claim, as well as higher incentive compensation. As a percentage of net sales, selling, general and administrative expenses were 20.5 percent, down from 23.1 percent in the prior-year quarter.

Operating profit according to U.S. GAAP was $8.1 million in the quarter compared with $1.2 million in the prior-year quarter. Non-GAAP operating profit was $8.7 million in the quarter versus $4.3 million in the prior-year quarter. Non-GAAP operating profit margin increased to 7.1 percent in the quarter from 4.2 percent in the prior-year quarter. (See page 8 for a reconciliation of U.S. GAAP results and non-GAAP measures.)

Net interest expense was $1.1 million in the quarter compared with $0.8 million in the prior-year-quarter. This increase reflects the December 2009 issuance of $50 million of convertible notes, which have a higher interest rate than the Company’s credit facility.

Other income was $3.4 million in the quarter compared with $3.2 million in the prior-year quarter. In both periods, the primary component of other income was a net foreign currency gain. These gains resulted from changes in dollar values in the Company’s intercompany lending program for entities functioning primarily in euros.

Income tax expense was $2.2 million in the quarter compared with $1.4 million in the prior-year quarter. The effective tax rate was 21.1 percent in the quarter, consistent with Company expectations.

Net profit from continuing operations (U.S. GAAP) was $8.1 million, or $0.18 per diluted share, in the quarter, compared with $2.3 million, or $0.05 per diluted share, in the prior-year quarter. Non-GAAP diluted earnings per share were $0.19 in the quarter compared with $0.12 in the prior-year quarter. Weighted average diluted shares outstanding were 49.0 million in the quarter compared with 41.0 million in the prior-year quarter. The increase in diluted shares reflects the inclusion of share equivalents related to the Company’s convertible notes.

Product Group Overview

The following table highlights the Company’s net sales for its three product groups.

(In thousands)

Product Group	3Q 2010	3Q 2009	2Q 2010
Network	$65,228	$38,325	$60,845
Power	36,848	23,146	32,819
Wireless	19,887	39,910	22,809
Total	121,963	101,381	116,473

Network net sales increased 70.2 percent to $65.2 million in the third quarter from $38.3 million in the prior-year quarter and 7.2 percent from $60.8 million in the second quarter of 2010. The year-over-year performance was due primarily to strong volume for core products.

Power net sales grew 59.2 percent to $36.8 million in the third quarter from $23.1 million in the prior-year quarter and 12.3 percent from $32.8 million in the second quarter of 2010. The year-over-year performance was due primarily to strong demand in power and automotive product lines.

Wireless net sales were $19.9 million in the third quarter, compared with $39.9 million in the prior-year quarter and $22.8 million in the second quarter of 2010. The year-over-year performance reflects a major customer’s change in supply-chain strategy that was announced in the second half of 2009.

Balance Sheet

The Company had $40.3 million of cash and cash equivalents at October 1, 2010 compared with $39.7 million at December 25, 2009. Total debt declined to $82.2 million at October 1, 2010 from $131.0 million at December 25, 2009, primarily from the proceeds of the Company’s divestiture of AMI Doduco.

The sale of AMI Doduco also eliminated commitments under precious metals consignment leases that totaled approximately $113 million at the end of fiscal 2009.

Dividend

The Company’s board of directors declared a quarterly dividend of $0.025 per common share, payable on January 21, 2011 to shareholders of record on January 7, 2011.

Fourth Quarter Outlook

“We have factored a number of elements into our outlook for the fourth quarter,” said Moyer. “First, we typically experience lower sales volume sequentially due to normal seasonality in the consumer and automotive markets and the holiday seasons worldwide. Second, our fourth quarter of 2010 contains the customary 13 weeks compared with 14 weeks in the third quarter. Third, our capacity expansion in the second and third quarters allowed us to take significant market share in our Network— and to a lesser extent—our Power group. With capacity throughout the industry currently at or above demand levels, our revenue will soften in the near term. Fourth, order rates in the enterprise communication and Internet infrastructure markets have slowed from the robust levels in the second and third quarters of 2010, as customer inventories have increased in recent months.

“For the fourth quarter, we anticipate Network and Power will deliver year-over-year sales growth, albeit at lower rates than in the very robust second and third quarters. Our Wireless group will continue to negatively impact our consolidated year-over-year performance as the supply-chain strategy change of one of our OEM customers did not begin to impact our results until early in 2010. We expect fourth quarter net sales to range from $90 to $95 million and non-GAAP operating profit to approximate break even.

“While our sales outlook reflects normal cyclicality in certain markets we serve, our operating profit outlook—when compared with our third quarter actual results— highlights the strong underlying leverage in our business model. Our operating profit is affected dramatically by different revenue levels that are below, at or above $400 million on an annualized basis. Our strategic actions to simplify the business, rationalize our footprint and reduce our cost structure throughout the company—and particularly in Wireless—will lower our breakeven point and provide additional profit opportunities.

“Due to the near-term outlook, we are taking a series of actions to manage costs prudently. We will eliminate capacity and certain direct labor, reduce indirect labor and overtime and combine certain management positions in our operations. Further, we will reduce headcount in our antenna operations, hold the addition of certain new positions and extend holiday shutdowns in most geographies.

“As we take these actions, we remain focused to achieve our intermediate-term operating profit target.”

Operating Target

The Company is committed to achieving its operating target of a double-digit operating profit margin on annual sales of at least $500 million. The Company believes the primary contributing factors to achieve this objective will include:

  Network
    Improve the cost structure by continuing to migrate to lower-cost labor in central China and rationalize the manufacturing footprint
    Build on its leading position in filtered connectors and high-speed networking
    Continue to invest in automation and mechanization to reduce the dependence on labor
    Invest in technology that leads to new products and better margins
  Wireless
    Right size the cost structure
    Rebuild cellular antenna sales by converting design wins to sales and diversifying the customer base
    Grow sales for non-cellular products by investing in research and development and sales and marketing personnel
    Exit the audio business
  Power
    Grow sales for voltage and current sensing product lines
    Extend its presence in high-efficiency computing
    Increase sales with automotive manufactures in China
    Invest in automation and mechanization to reduce dependence on labor
    Improve the manufacturing cost structure
  Company—Simplify the organizational structure.

The Company believes this objective is achievable in the next 18 to 24 months.

Conference Call

Pulse management will conduct a conference call at 5 p.m. Eastern today. The conference call will be available via telephone and the Internet. The dial-in number is 412-858-4600. A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the Company’s web site. Go to www.pulseelectronics.com, click on “Third Quarter Earnings Materials” and then go to the “Webcast Link” section in the lower right.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The Company serves manufacturers in the wireless and wireline communications, power management, military/aerospace and automotive industries. Previously, the holding and operating companies were known as Technitrol, Inc. and Pulse Engineering, Inc., respectively. For more information, visit the Company’s web site at www.pulseelectronics.com.

Safe Harbor

This release contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-Q for the quarter ended June 25, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated into this report by reference as though set forth in full. This report should be read in conjunction with Item 1a of the Form 10-Q report.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Nine Months Ended
	10/1/10	9/25/09	10/1/10	9/25/09

Net sales	$121,963	$101,381	$331,296	$293,425
Cost of goods sold	88,895	74,154	247,768	220,305
Gross profit	33,068	27,227	83,528	73,120
Selling, general and administrative expenses	25,014	23,399	72,401	66,503
Severance, impairment and other associated costs	--	2,619	31,094	82,867
Operating profit (loss)	8,054	1,209	(19,967)	(76,250)

Interest expense, net	(1,127)	(757)	(3,748)	(2,091)
Other income (expense), net	3,386	3,190	(4,143)	5,083
Profit (loss) from continuing operations before income taxes	10,313	3,642	(27,858)	(73,258)
Income tax expense	2,177	1,368	2,032	2,856
Net profit (loss) from continuing operations	8,136	2,274	(29,890)	(76,114)
Profit (loss) from discontinued operations, net of taxes	6,188	(13,358)	(8,980)	(117,523)
Net profit (loss)	14,324	(11,084)	(38,870)	(193,637)
Non-controlling interest, net of taxes	(117)	(352)	(714)	(451)
Net profit (loss) attributable to Pulse Electronics Corporation	14,207	(11,436)	(39,584)	(194,088)

Basic shares outstanding	41,047	40,886	40,963	40,831
Basic earnings (loss) per share from continuing operations	0.20	0.05	(0.75)	(1.88)
Basic earnings (loss) per share from discontinued operations	0.15	(0.33)	(0.22)	(2.88)
Basic earnings (loss) per share	0.35	(0.28)	(0.97)	(4.76)

Diluted shares outstanding	48,965	40,950	40,963	40,831
Diluted earnings (loss) per share from continuing operations	0.18	0.05	(0.75)	(1.88)
Diluted earnings (loss) per share from discontinued operations	0.12	(0.33)	(0.22)	(2.88)
Diluted earnings (loss) per share	0.30	(0.28)	(0.97)	(4.76)

AMOUNTS ATTRIBUTABLE TO PULSE ELECTRONICS CORPORATION:

Net earnings (loss) from continuing operations	$8,019	$1,922	$(30,604)	$(76,565)
Net earnings (loss) from discontinued operations	6,188	(13,358)	(8,980)	(117,523)
Net earnings (loss)	14,207	(11,436)	(39,584)	(194,088)

FINANCIAL POSITION
(in thousands)	10/1/2010	12/25/2009

Cash and cash equivalents	$40,317	$39,707
Accounts receivables, net	66,376	70,237
Inventory	36,637	39,677
Prepaid expenses and other current assets	24,584	19,832
Assets of discontinued operations held for sale	--	79,561
Net property, plant and equipment	33,249	40,404
Other assets	53,043	85,382
Total assets	254,206	374,800

Accounts payable	46,459	49,614
Accrued expenses and other current liabilities	66,311	58,333
Liabilities of discontinued operations held for sale	--	19,794
Long-term debt	32,150	81,000
Convertible senior notes	50,000	50,000
Other long-term liabilities	39,327	48,812
Total liabilities	234,247	307,553

Total equity	19,959	67,247

Total liabilities and equity	254,206	374,800

Shares outstanding	41,495	41,242

NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1. Adjusted EBITDA

	Quarter Ended
	10/1/10	6/25/10	9/25/09

Net earnings (loss) attributable to Pulse Electronics Corporation	$14,207	$136	$(11,436)
Net (earnings) loss from discontinued operations	(6,188)	(2,908)	13,358
Non-controlling interest	117	290	352
Income tax expense	2,177	1,997	1,368
Interest expense, net	1,127	1,272	757
Non-cash stock-based compensation expenses	292	393	463
Depreciation and amortization	4,222	4,513	4,555
Other (income) expense	(3,386)	1,625	(3,190)
Severance, impairment and other associated costs	--	3,767	2,619
Adjusted EBITDA	12,568	11,085	8,846

2. Net earnings per diluted share excluding severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended			Nine Months Ended
	10/1/10	6/25/10	9/25/09	10/1/10	9/25/09

Net earnings (loss) per diluted share	$0.30	$0.00	$(0.28)	$(0.97)	$(4.76)
Diluted (earnings) loss per share from discontinued operations	(0.12)	(0.07)	0.33	0.22	2.88
After-tax severance, impairment and other associated costs, per share	--	0.09	0.06	0.70	1.99
After-tax non-cash stock-based compensation expenses, per share	--	0.01	0.01	0.02	0.02
Other adjustments: accelerated depreciation	0.01	0.02	0.00	0.05	--
Net earnings per diluted share excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	0.19	0.05	0.12	0.02	0.13

3. Operating profit excluding severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended			Nine Months Ended
	10/1/10	6/25/10	9/25/09	10/1/10	9/25/09

Operating profit	$8,054	$2,412	$1,209	$(19,967)	$(76,250)
Pre-tax severance, impairment and other associated costs	--	3,767	2,619	31,094	82,867
Non-cash stock-based compensation expenses	292	393	463	993	693
Other adjustments: accelerated deprecation	339	1,117	--	2,644	--
Operating profit excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	8,685	7,689	4,291	14,764	7,310

Net sales	$121,963	$116,473	$101,381	$331,296	$293,425
Operating margin excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	7.1%	6.6%	4.2%	4.5%	2.5%

1. Adjusted EBITDA (net income plus income taxes, depreciation and amortization, excluding interest, non-cash stock-based compensation expenses and other expense/income and excluding severance, impairment and other associated costs and other adjustments), is not a measure of performance under accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. Adjusted EBITDA is often used by our shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2.3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of the company’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments facilitates comparisons of operating performance among financial periods and peer companies. These charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different. Impairment charges, accelerated depreciation and accelerated amortization represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2010 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Pulse Electronics Corporation
Jim Jacobson, Director of Investor Relations, 215-942-8428